UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

NEW ENGLAND POWER COMPANY                               )
MASSACHUSETTS ELECTRIC COMPANY                          )
THE NARRAGANSETT ELECTRIC COMPANY                       )
NEW ENGLAND ELECTRIC TRANSMISSION                       )
     CORPORATION                                        )  Docket No. EC99-_____
NEW ENGLAND HYDRO-TRANSMISSION                          )
     CORPORATION                                        )
NEW ENGLAND HYDRO-TRANSMISSION                          )
     ELECTRIC COMPANY, INC.                             )
ALLENERGY MARKETING COMPANY, L.L.C.                     )
NGG HOLDINGS LLC                                        )

                              JOINT APPLICATION OF
                           NEW ENGLAND POWER COMPANY,
                         MASSACHUSETTS ELECTRIC COMPANY,
                       THE NARRAGANSETT ELECTRIC COMPANY,
                 NEW ENGLAND ELECTRIC TRANSMISSION CORPORATION,
                   NEW ENGLAND HYDRO-TRANSMISSION CORPORATION,
             NEW ENGLAND HYDRO-TRANSMISSION ELECTRIC COMPANY, INC.,
                       ALLENERGY MARKETING COMPANY, L.L.C.
                              AND NGG HOLDINGS LLC
                FOR APPROVAL OF MERGER AND RELATED AUTHORIZATIONS

                   APPLICATION, ATTACHMENTS AND VERIFICATIONS

Edward Berlin, Esq.                      Paul K. Connolly, Jr., Esq.
Kenneth G. Jaffe, Esq.                   LeBoeuf, Lamb, Greene & MacRae, LLP
Scott P. Klurfeld, Esq.                  260 Franklin Street
Swidler Berlin Shereff Friedman, LLP     Boston, MA 02110
3000 K Street, N.W., Suite 300           (617) 439-9500
Washington, D.C.  20007-5116
(202) 424-7500

Thomas G. Robinson, Esq.                 Samuel Behrends IV, Esq.
New England Power Company                Mary A. Murphy, Esq.
25 Research Drive                        LeBoeuf, Lamb, Greene & MacRae, LLP
Westborough, MA 01582                    1875 Connecticut Ave., N.W., Suite 1200
(508) 389-2877                           Washington, D.C.  20009
Attorneys for New England Power          (202) 986-8000
  Company and Affiliated Applicants       Attorneys for NGG Holdings LLC

                                                                     March, 1999

                                TABLE OF CONTENTS

                                                                           Page

I.       INTRODUCTION........................................................1

II.      EXECUTIVE SUMMARY...................................................2

         A.       The Merger Will Not Adversely Affect Competition...........3

         B.       The Merger Will Not Subject Customers to Increased Rates...4

         C.       The Merger Will Not Impair the Effectiveness of Federal
                  or State Regulation........................................5

III.     DESCRIPTION OF THE PARTIES TO THE MERGER............................7

         A.       The NEES System of Companies...............................7
                  1.       NEES..............................................7
                  2.       NEP...............................................7
                  3.       Affiliates of NEP.................................8

         B.       The National Grid System of Companies.....................11
                  1.       National Grid....................................11
                  2.       Electric Market Service Subsidiaries.............12
                  3.       Telecommunications Affiliate - Energis...........12
                  4.       National Grid Overseas Limited...................13
                  5.       NGG .............................................14
                  6.       Other Companies..................................14


IV.      DESCRIPTION OF THE MERGER..........................................14

         A.       Goals and Benefits of the Merger..........................14

         B.       Procedural Status of the Merger...........................17

V.       THE MERGER IS CONSISTENT WITH THE PUBLIC INTEREST..................19

         A.    The Merger Will Have No Adverse Effect on
               Competition..................................................20

         B.    The Merger Will Have No Adverse Effect on
               Rates........................................................23

         C.    The Merger Will Have No Adverse Effect on
               Regulation...................................................25

               1.    Federal Regulation.....................................26

               2.    State Regulation.......................................27

VI.      ACCOUNTING TREATMENT...............................................28

VII.     INFORMATION REQUIRED OF APPLICANTS BY SECTION 33.2
         OF THE COMMISSION'S REGULATIONS....................................29

         A.    The exact name and address of the principal business
               office.......................................................29

         B.    Name and address of the person authorized to receive
               notices and communications in respect to application.........30

         C.    Designation of the territories served by counties and
               states.......................................................31

         D.    A general statement briefly describing the facilities
               owned or operated for transmission of electric energy in interstate commerce or the sale of electric energy at wholesale in interstate commerce.............................32

         E.    Whether the application is for disposition of facilities
               by sale, lease, or otherwise, a merger or consolidation
               of facilities, or for purchase or acquisition of
               securities of a public utility, also a description of
               the consideration, if any, and the method of arriving at
               the amount thereof...........................................33

         F.    A statement of facilities to be disposed of,
               consolidated, or merged, giving a description of their
               present use and of their proposed use after disposition,
               consolidation, or merger.....................................33

         G.    A statement (in the form prescribed by the Commission's
               Uniform System of Accounts for Public Utilities and
               Licensees) of the cost of the facilities involved in the
               sale, lease, or other disposition or merger or
               consolidation................................................34

         H.    A statement as to the effect of the proposed transaction
               upon any contract for the purchase, sale, or interchange
               of electric energy...........................................34


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

         I.    A statement as to whether or not any application with
               respect to the transaction or any part thereof is
               required to be filed with any other Federal or State
               regulatory body..............................................34

         J.    The facts relied upon by applicants to show that the
               proposed disposition, merger, or consolidation of
               facilities or acquisition of securities will be
               consistent with the public interest..........................35

         K.    A brief statement of franchises held, showing date of
               expiration if not perpetual..................................35

         L. A form of notice suitable for publication in the Federal Register, which will briefly summarize the facts contained in the application in such a way as to
               acquaint the public with its scope and purpose...............37

VIII.    EXHIBITS REQUIRED PURSUANT TO SECTION 33.3 OF THE
         COMMISSION'S REGULATIONS...........................................37

IX.      PROCEDURAL MATTERS.................................................37

X.       CONCLUSION.........................................................38


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

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

                                                )
NEW ENGLAND POWER COMPANY, et al.               )        Docket No. EC99-_____
                                                )

                              JOINT APPLICATION OF
                        NEW ENGLAND POWER COMPANY, et al.
                FOR APPROVAL OF MERGER AND RELATED AUTHORIZATIONS

I. INTRODUCTION

      Pursuant to Section 203 of the Federal Power Act ("FPA"),(1) and Part 33 of the Commission's Regulations,(2) New England Power Company ("NEP"), its affiliates holding jurisdictional assets(3) (collectively, the "NEES Companies"), and NGG Holdings LLC ("NGG")(4) submit this Application seeking the Commission's approval and related waivers or authorizations to effectuate the merger of NGG into New England Electric System ("NEES"). NEES is the existing holding company for the NEES Companies and NGG is an indirect wholly-owned subsidiary of The National Grid Group plc ("National Grid"). Through the Merger, NEES, which

--------
(1)   16 U.S.C. ss. 824b (1994).

(2)   18 C.F. R. ss. 33.1 et seq. (1998).

(3)   These include the following: Massachusetts Electric Company
      ("Massachusetts Electric"); The Narragansett Electric Company ("Narragansett"); New England Electric Transmission Corporation; New England Hydro-Transmission Corporation; New England
      Hydro-Transmission Electric Company, Inc.; and AllEnergy Marketing Company, L.L.C. (which holds no physical facilities for the generation or transmission of electricity but does hold a power marketing certificate (see 82 FERC P. 61,179 (1998)).

(4)   All the applicants together are referred to jointly as "Applicants."

will be the surviving entity, and the NEES Companies will become indirect subsidiaries of National Grid.(5)

      This Application includes all the information and exhibits required by
Part 33 of the Commission's regulations and the Commission's Merger Policy Statement.(6) As demonstrated below, the Merger easily satisfies the criteria established by the Commission. Accordingly, the Applicants respectfully request the Commission approve this Application without condition, modification or evidentiary, trial-type hearing. The parties are attempting to close the Merger expeditiously and thus seek approval by May 31, 1999.

II. EXECUTIVE SUMMARY

      The Applicants request that the Commission approve the Merger pursuant to
Section 203 of the FPA. The Merger will combine the skills and experience of NEES, which through its wholly-owned utility subsidiaries is a major provider of electric transmission and distribution services in the Northeast, with the complementary talents and resources of National Grid, which is the sole provider of electric transmission services in England and Wales. The Merger will allow the NEES Companies' customers and all users of transmission services in the Northeast to benefit from the application of National Grid's skill in delivering high-quality, low-cost transmission service, developed in the competitive market in the United Kingdom, to the emerging competitive


--------

(5) While not applicants, NEES and National Grid join this Application for purposes of supporting the approvals sought by the Applicants.

(6)   Inquiry Concerning the Commission's Merger Policy Under the Federal Power
      Act: Policy Statement, Order No. 592, Docket No. RM96-6-000, 61 Fed. Reg. 68,595 (Dec. 30, 1996), III FERC Stats. & Regs., Regulations Preambles P. 31,044 ("Merger Policy Statement").

market in the Northeast. The merged company will provide an excellent base for further consolidation of regional transmission and distribution operations, which has already commenced with the proposed merger of NEES and Eastern Utilities Associates ("EUA").(7) And, through their enhanced resources and capabilities, the merged company will be better able to take advantage of other business opportunities in the United States and abroad.

      Included with the Application are the required exhibits, as well as an affidavit of Dr. Henry J. Kahwaty, Senior Managing Economist at the Law and Economics Consulting Group (included as Attachment 1), demonstrating that the Merger will not have any adverse impact on competition. The Application shows that the Merger is in the public interest, satisfying each of the three tests established in the Merger Policy Statement: (1) it does not adversely affect competition in any market; (2) it does not increase customers' rates; and (3) it does not impair the effectiveness of regulation.

      A. The Merger Will Not Adversely Affect Competition.

      The Merger will not have an adverse effect on competition. Indeed, as demonstrated by the affidavit of Dr. Kahwaty, the NEES Companies and National Grid and its related companies do not have facilities or sell products in any common geographic markets. With the exception of NEES Global, which does some consulting work outside of the United States, the NEES Companies operate exclusively in the United States, selling electricity, transmission, distribution and related energy services. National Grid and its subsidiaries operate in the United Kingdom and

--------
(7) The NEES-EUA merger, which was announced on February 1, 1999, will be the subject of a separate filing before this Commission. Appropriate amendments to this Application will also be filed at that time to reflect the change in control for the EUA companies that would result from the completion of the NEES-National Grid Merger.

other countries outside the United States.(8) Because the Applicants do not conduct business in the same geographic markets, there can be no adverse impact on competition. Moreover, the Merger will permit National Grid to make its extensive experience operating in a competitive environment available to the electricity market in the Northeast, helping to move the market in a more competitive direction.

      B. The Merger Will Not Subject Customers to Increased Rates.

      The Merger will not increase customers' rates. In fact, it will yield customer savings through improved efficiency and enhanced operations of NEES's existing companies. These savings will be both direct, in terms of reduced costs for transmission and distribution services, and indirect by producing improvements in the transmission and distribution network. Transmission network improvements will increase the access of competitive power suppliers to the market, which in turn will help lower power supply costs. And, further savings will be expected from future consolidations in New England, such as the recently announced merger of NEES with EUA, discussed below.

      The Merger will generate certain costs, however, in the form of an acquisition premium and transaction costs. The Applicants, however, commit to exclude the premium and the transaction costs from rates, unless and until permitted to include them by specific order of the appropriate regulatory authority. Such rate treatment will only be granted by the regulatory authorities if offsetting benefits from the Merger are demonstrated, and thus rates will not increase even if these items are included in the operating companies' accounts. Consequently, the

--------
(8) National Grid owns a small non-utility company in the United States, Teldata, Inc., which offers automatic meter reading and related services. The ownership of this company does not have any impact on the competition analysis.

Merger will not have any adverse effect on the rates paid by wholesale or transmission customers of the NEES Companies (or the retail customers of its distribution affiliates).

      C. The Merger Will Not Impair the Effectiveness of Federal or State Regulation.

      The Merger will not adversely affect either federal or state regulation. With respect to federal regulation, NEES will remain a registered holding company under the Public Utility Holding Company Act of 1935 ("PUHCA").(9) There will be no change in the relationship among the NEES system of companies as a result of the Merger, and hence there will be no impact on federal regulation for transactions among those companies. National Grid, in its capacity as a holding company above NEES, will also register under PUHCA and be subject to regulation by the Securities and Exchange Commission ("SEC"). To avoid any impact on federal regulation from this change, the Applicants commit to be subject to the Commissions's policy regarding intra-corporate transactions for those transactions involving the sale of non-power goods and services between National Grid, any of its subsidiaries or affiliates, and the NEES operating companies.

      With respect to state regulation, the structure of the NEES Companies will not be changed. Each state commission that currently has authority over the NEES operating companies will continue to have authority over the rates, services and operations of those companies. In addition, in each of the states in which the NEES Companies provide retail service, the appropriate state regulatory commission will be requested to state to the SEC that the state commission has adequate authority and resources to protect customers and will continue to exercise that authority after the Merger. To the extent required by state law, these applications

--------
(9)   15 U.S.C. ss. 79 et seq. (1994).

will also seek approval from the responsible state agency. These applications will provide state regulators with the opportunity to deal directly with any concerns they may have regarding the Merger. The Merger, accordingly, will not impair state regulation.

      Because the Merger satisfies all of the requirements of Section 203 of the FPA, the Commission's regulations and the Merger Policy Statement, the Commission should find that the Merger is consistent with the public interest and approve the Application by May 31, 1999, without modification or condition and without holding a trial-type hearing.

III. DESCRIPTION OF THE PARTIES TO THE MERGER

      A. The NEES System of Companies

            1. NEES

      NEES is a registered public utility holding company headquartered in Westborough, Massachusetts. Its subsidiaries are engaged in the transmission and distribution of electricity and the marketing of energy commodities and services. The electricity delivery companies serve approximately 1.3 million customers in Massachusetts, Rhode Island, and New Hampshire. Other NEES subsidiaries offer telecommunications and other services. NEES does not directly own any facilities subject to Commission jurisdiction.

            2. NEP

      NEP, a wholly-owned subsidiary of NEES, is a Commission-regulated public utility company organized and operated under the laws of the Commonwealth of Massachusetts. It operates approximately 2,400 miles of transmission facilities. NEP has recently disposed of effectively all its non-nuclear generating assets,(10) but still holds minority, non-operating interests in three nuclear generating companies with retired nuclear facilities (Yankee Atomic, Connecticut Yankee, and Maine Yankee) and in three other operating nuclear units (Vermont Yankee, Millstone 3, and Seabrook). NEP has agreed to attempt to divest these nuclear entitlements as required by its restructuring settlements approved by this Commission and the state commissions regulating its affiliates.

            3. Affiliates of NEP

                  a. Distribution companies

                        (1) Massachusetts Electric

      Massachusetts Electric is a wholly-owned subsidiary of NEES and provides electric energy to approximately 960,000 retail customers in 146 cities and towns in the Commonwealth of Massachusetts. Massachusetts Electric's service area covers approximately 43 percent of the Commonwealth.

                        (2) Narragansett

      Narragansett is a wholly-owned subsidiary of NEES. Narragansett is the largest electric utility company in Rhode Island and provides service to approximately 325,000 retail customers across a service territory that covers 27 cities and towns.

--------
(10) NEP continues to own a 9.3 percent share in a single oil-fired generating unit, which it is actively attempting to sell. See Attachment 1 at P. 5, note 3.

                        (3) Granite State Electric Company

      Granite State Electric Company ("Granite State") is a wholly-owned subsidiary of NEES operating in New Hampshire. It is engaged in the purchase, distribution and sale of electric energy at retail. Granite State provides service to approximately 36,000 customers in 21 communities.

                        (4) Nantucket Electric Company

      Nantucket Electric Company ("Nantucket Electric") is a wholly-owned subsidiary of NEES operating in the Commonwealth of Massachusetts. Nantucket Electric is engaged in the distribution of electric energy at retail to approximately 10,000 customers on Nantucket Island. The company's service area covers the entire island.(11)

                  b. Transmission Companies

                        (1) New England Electric Transmission Corporation

      New England Electric Transmission Corporation is a wholly-owned subsidiary of NEES and operates a direct current/alternating current converter terminal and related facilities for the first phase of the Hydro-Quebec and New England interconnection and six miles of high-voltage direct current transmission line in New Hampshire.

                        (2) New England Hydro-Transmission Corporation

      NEES owns 50.4338 percent of the common stock of New England Hydro-Transmission Corporation. New England Hydro-Transmission Corporation operates 121 miles of high-voltage

--------
(11) Both Granite State and Nantucket Electric support the transaction, but are not listed as applicants because neither owns any jurisdictional facilities.

direct current transmission line in New Hampshire for the second phase of the Hydro-Quebec and New England interconnection, extending to the Massachusetts border.

                        (3) New England Hydro-Transmission Electric Company,
                            Inc.

      NEES owns 50.4338 percent of the common stock of New England Hydro-Transmission Electric Company, Inc. which operates a direct current/alternating current terminal and related facilities for the second phase of the Hydro-Quebec and New England interconnection and 12 miles of high-voltage direct current transmission line in Massachusetts.

                  c. Energy Marketer -- AllEnergy Marketing Company, L.L.C.

      NEES, through its subsidiary, NEES Energy, Inc., owns 100 percent of the voting securities of AllEnergy Marketing Company, L.L.C. ("AllEnergy"). AllEnergy is a Commission-certificated power marketer and is engaged in the sale of electric energy, natural gas and heating oil to commercial, industrial and residential consumers in competitive markets in the Northeast, as well as offering related value-added services. AllEnergy also markets propane, fuel oil and other liquid fuels through its subsidiary, Texas Fluids. In addition, AllEnergy sells fuel oil through its PAL and Griffith operating divisions, which were recently acquired by the Company.

                  d. Other Companies

      NEES owns equity in the following companies: NEES Global, which owns a 100 percent equity interest in New England Water Heater Co., Inc. (providing rental, service, sales and installation of water heaters) and which also provides consulting services to utilities in the United States, Canada and elsewhere; New England Power Service Company (providing support services to NEES and its subsidiaries); NEES Communications, Inc. (providing telecommunication and information-related products and services); Granite State Energy, Inc. (marketing electricity to New Hampshire customers participating in that state's pilot program for retail choice) and Metrowest Realty LLC (owning certain properties occupied by NEES subsidiaries).

      B. The National Grid System of Companies

            1. National Grid

      National Grid is a holding company incorporated in England and Wales. It owns all the shares of The National Grid Company plc, a corporation that is the world's largest privately owned independent electric transmission company. The National Grid Company owns, operates and maintains the high voltage network in England and Wales, which connects power stations with distribution networks. The National Grid Company also is responsible for scheduling and dispatching generation to meet demand second-by-second and manages and controls the software systems to do so. Additionally, The National Grid Company owns and operates interconnectors that enable electricity to be transferred between the England and Wales market and Scotland and France. National Grid currently has almost no assets in the U.S.,(12) none in markets served by the NEES Companies or their utility affiliates, nor is National Grid engaged in any activity in any U.S. utility markets.

            2. Electric Market Service Subsidiaries

                  a. Energy Settlement and Information Services Limited

      Energy Settlement and Information Services Limited, incorporated in England and Wales, is a wholly-owned subsidiary of National Grid. It operates the computer systems needed to

--------
(12)  See note 8, above.

calculate prices and payments due as a result of the daily trading of power across England and Wales.

                  b. Energy Pool Funds Administration Limited

      Energy Pool Funds Administration Limited, incorporated in England and Wales, is a wholly-owned subsidiary of National Grid. Under a contract with the England and Wales power pool, it manages the transfer of funds in payment for energy traded.

                  c. Datum Solutions Limited

      Datum Solutions, also a wholly-owned subsidiary of National Grid, provides specialized metering services in the United Kingdom at entry and exit points of the transmission system, and more widely to customers in the competitive market.

                  d. Teldata, Inc.

      Teldata, Inc., a wholly-owned subsidiary of National Grid, is based in the United States and provides the same type of specialized metering services as Datum Solutions offers.

            3. Telecommunications Affiliate - Energis

      Energis is a telecommunications company primarily focused on the business marketplace. Energis mainly uses fiber optics installed in a substantial part of National Grid Company's existing infrastructure and controls over 3,125 route miles of fiber optic cable in the United Kingdom. Energis also has a capacity sharing agreement with Scottish Telecom. National Grid, through a subsidiary, NGG Telecom Ltd., retains a 48.7 percent economic interest in Energis.

            4. National Grid Overseas Limited

                  a. This subsidiary of National Grid is a 41.25 percent partner in Citelec, S.A., which owns a substantial share in, and is the registered operator for, the Transener electric transmission network in Argentina, representing 95 percent of the Argentine high voltage system.

                  b. This same subsidiary holds one-half of a partnership owning interests totaling approximately 80 percent in a company -- Copperbelt Energy Corporation -- that supplies electricity to the mines in Zambia through long-term contracts.

                  c. The subsidiary has recently been selected as a joint venture partner for a 30-year concession to build, own, operate and maintain a 400-mile transmission line in India.

                  d. A consortium, of which 50 percent is owned by National Grid, will construct a major new communications network in Brazil, intended to cover the major population centers of that country within three years.

            5. NGG

      NGG, a Massachusetts limited liability company, is a wholly-owned indirect subsidiary of National Grid, which was formed for the express purpose of merging into NEES and effectuating the transaction.

            6. Other Companies

      National Grid also owns an insurance company, National Grid Insurance, which provides insurance services to National Grid and its subsidiaries, National Grid (USA) Inc., which was formed to research potential investments in the United States for National Grid, several intermediate holding companies that own certain of the above-listed companies, as well as other companies formed to hold various assets of National Grid.

IV. DESCRIPTION OF THE MERGER

      A. Goals and Benefits of the Merger

      As is explained in more detail in the filings with the state commissions,(13) the Merger will produce benefits by bringing together the core skills of National Grid with the focused transmission and distribution business of NEES. National Grid has proven expertise and nine years of experience in operating a transco in a fully competitive power market. It also has experience operating a transmission network in a competitive market with an independent system operator ("ISO").(14) It has demonstrated an ability to improve system performance in both environments through investing in and managing complex transmission networks and sophisticated software systems to control the networks in real time. The skills developed and lessons learned in the competitive markets in both the transco and ISO environments, whether or not directly applicable to the Northeast, will be of great benefit to NEES, NEPOOL and the ISO New England in approaching and resolving the same types of issues that National Grid has already

--------
(13) See Exhibit G. State filings not included with this Application will be provided under separate cover when filed.

(14)  See Attachment 1 at P. 14.

faced in these other markets. It should be emphasized that this new company will be an independent provider of transmission and distribution services, as NEES has divested all of its generation assets (other than small interests in one oil-fired plant and in a few nuclear plants, all of which it is also planning to divest) and National Grid has no such assets.(15) This combination of experience, expertise and focus, which no other company in the United States offers, will benefit customers, employees and shareholders.

      Customers, while continuing to receive service from the existing NEES Companies at rates among the lowest in the region, will benefit from the Merger in several ways.

      First, customers will benefit from savings and efficiency gains as integration possibilities are realized. Over time, National Grid's significantly larger scale, both financial and operational, will enhance the combined company's ability to be at the leading edge of developments in transmission, distribution and information system technology, and in capital markets. This will permit the combined company to provide customers with high quality transmission and distribution services at reasonable costs.

      Second, the NEES operating companies will be able to apply National Grid's skills to improve overall transmission and distribution system operations. This will provide more electricity suppliers with access to customers, thereby increasing competition. This, in turn, should reduce customers' power supply costs.

--------
(15) National Grid's articles of incorporation prohibit companies that trade in the England and Wales electricity market from owning more than a one percent (1%) interest in the shares of National Grid. They also prohibit officials associated with generation companies from being directors of the entity in the National Grid family of companies that has the transmission license or such entity's holding company.

      Finally, the merged entity, with its independence from generation that allows it to focus on transmission and distribution services, will have the resources and incentive to maximize transmission and distribution opportunities. The Applicants are aware of the Commission's interest in proposed regional transmission organizations and believe their combination is fully consistent with that concept. The combination offers the experience and resources that can be important tools in pursuing greater regional integration.

      The proposed merger of NEES and EUA, discussed below in Section IV.B., is an indication of that capability. NEES and National Grid both believe that the EUA merger will lead to significant additional customer benefits by reducing duplication and by expanding to more customers the superior service and lower costs that the NEES/National Grid merged entity can offer.

      For employees, the Merger will increase opportunities for growth. These opportunities are both in the United States, as the merged company pursues its intention to expand operations, and abroad as the possibilities of employment with the National Grid system of companies become available to NEES employees.

      The Merger also will generate significant shareholder benefits. NEES's shareholders will receive a cash payment for their shares. This payment includes a significant premium whether viewed in terms of market value (125% of the value on the day before the Merger was announced) or book value (approximately 200% of the value on September 30, 1998). National Grid's shareholders benefit as well, because the diversification and expansion of resources will produce a combined entity well positioned to compete effectively in the future.

      In sum, the Merger partners believe that the combined resources and experience of the two companies will produce a stronger, more competitive company that will be able to expand its operations and business in the United States, while pursuing opportunities elsewhere, producing significant benefits to customers, employees and shareholders.

      B. Procedural Status of the Merger

      The Merger Agreement (attached as Exhibit H) establishes that NEES will merge with NGG, with NEES continuing as the surviving corporation. NEES's outstanding shares will be canceled upon completion of the Merger, and its shareholders will receive in return a cash payment of $53.75 (subject to upward adjustment). The total purchase price is approximately $3.2 billion. Each 1% of interest in NGG will be converted into a share of the surviving company. The end result of the Merger will be to establish a new layer of holding company above NEES, with NEES being a wholly-owned subsidiary of National Grid.

      As is virtually always done in United Kingdom cross-border transactions, there will be one or more intermediate entities, themselves wholly-owned, directly or indirectly, by National Grid, between National Grid and NEES. This type of structure is utilized by United Kingdom companies with foreign subsidiaries to avoid losing United Kingdom tax relief for foreign taxes paid on profits repatriated to the United Kingdom, and to minimize taxes on the repatriation of foreign subsidiary profits. The structure will have no impact on the control of NEES nor will the structure affect the financial integrity of NEES or its relationship with National Grid. NEES will remain a registered public utility holding company under PUHCA and will be wholly-owned by National Grid, which itself will register as a public utility holding company. National Grid's other utility subsidiaries operating in the United Kingdom and elsewhere outside the United States will seek foreign utility company status under PUHCA. Applicants will inform the Commission of the final structure of the transaction in their compliance letter to be filed at the closing of the transaction.

      The NEES corporate headquarters will remain in Massachusetts, and NEES and its operating subsidiaries will retain their separate corporate status and names following the merger.(16) The president and chief executive officer of NEES will continue in those positions and he will join the board of National Grid, as an executive director. One of NEES's outside directors will also join the board of National Grid.

      The Boards of Directors of both NEES and National Grid have approved the Merger, as shown in Exhibit A. The completion of the Merger is subject to certain conditions, including those involving regulatory and shareholder approval, which are now being sought.

      NEES is also engaged in additional merger activity. On February 1, 1999, the merger of NEES with EUA was announced. EUA is a Boston-based public utility holding company whose subsidiaries include electric transmission and distribution utilities in southeastern Massachusetts and northern and south coastal Rhode Island. Under the merger plan, NEES will acquire all the outstanding shares of EUA. EUA's operating subsidiaries will be merged into the NEES operating companies, with the president and chief executive officer of NEES becoming the president and chief executive officer of the combined company. The combined company will serve 1.6 million electricity customers in 228 New England communities.

--------
(16) There may be some changes in the location or corporate status of some of the operating companies as a result of the merger of NEES and EUA and the subsequent consolidation of their operating companies.

      The Merger with EUA is not contingent upon the completion of the Merger with National Grid addressed in this Section 203 Application. But the merger with EUA has the full support of National Grid. A separate Section 203 Application addressing the NEES/EUA merger will be filed in the near future, as well as any necessary amendments to this Application to reflect that filing.

V. THE MERGER IS CONSISTENT WITH THE PUBLIC INTEREST

      Section 203(a) of the FPA provides, in pertinent part, that

            No public utility shall sell, lease, or otherwise dispose of . . . its facilities subject to the jurisdiction of the Commission . . . or by any means whatsoever, directly or indirectly, merge or consolidate such facilities or any part thereof with those of any other person, or purchase, acquire, or take any security of any other public utility, without first having secured an order of the Commission authorizing it to do so . . . . After notice and
            opportunity for hearing, if the Commission finds that the proposed disposition, consolidation, acquisition, or control will be consistent with the public interest, it shall approve the same.(17)

      The statute thus requires the Commission to approve a merger if it finds the merger is in the public interest. In the Merger Policy Statement, the Commission established that the following issues need to be examined to determine if a merger is in the public interest: (1) the effect of the merger on competition; (2) the effect of the merger on rates; and (3) the effect of the merger on regulation. As is demonstrated in this Application and supporting materials, the Merger will not have an adverse effect in any of the three areas. Consequently, the Merger is in the public interest and the Commission should approve it promptly.

--------
(17)  16 U.S.C. ss. 824b(a) (1994) (emphasis added).

      A. The Merger Will Have No Adverse Effect on Competition.

      The affidavit of Dr. Henry Kahwaty establishes that the Merger raises no competitive issues. Dr. Kahwaty explains that NEES and National Grid do not compete in any relevant geographic markets, with the NEES Companies' transmission and distribution activities taking place in the United States and National Grid's comparable activities in the United Kingdom or other foreign markets.(18) The companies do not provide electric generation service in any overlapping geographic area. NEES has sold nearly all its generation assets, and is attempting to sell the remainder, and National Grid does not own or control any such assets.(19) With respect to transmission, the facilities of each are separated by thousands of miles, with no interconnections.(20) Moreover, transmission over NEES's facilities is governed by existing open access-transmission tariffs of both NEP and NEPOOL, further assuring there can be no concerns regarding transmission market power.(21) Because there are no common facilities or sales of relevant products in common geographic markets, the Merger will not change the current structure of the market or reduce the number of competitors. The Merger presents no competitive concerns at all.

         In fact, the Merger should have a positive impact on competition. National Grid has experience operating in a regime where it is required by statute to "facilitate competition in the

--------
(18)  Attachment 1 at P. P. 4-9, 13, 15. See Section III and note 8, above.

(19)  Attachment 1 at P. 9. See also note 15, above.

(20)  Attachment 1 at P. 8.

(21)  Id. at P. 13.

supply and generation of electricity."(22) It has had nine years of experience fulfilling such a role, offering open access on non-discriminatory terms to its transmission system and scheduling competitive sources of generation to meet demand. This experience makes it well placed to contribute to the development of a competitive electricity market in the Northeast.(23)

      In the Merger Policy Statement the Commission stated that where there are no competitive concerns presented it will not be necessary for the merger applicants to perform the screen analysis or file the data needed for the screen analysis . . . [since] [i]n these cases, the proposed merger will not have an adverse competitive impact (i.e., there can be no increase in the applicants' market power unless they are selling relevant products in the same geographic markets) so there is no need for a detailed data analysis.(24)

      The Commission's proposed revision to its merger rules indicates that it intends to adhere to this policy.(25) In the NOPR, the Commission stated that if an applicant affirmatively demonstrates that the "merging entities do not operate in the same geographic market," the applicants "need not provide the full competitive screen analysis."(26) The affidavit of Dr. Kahwaty

--------
(22)  Electricity Act, 1989, Ch. 29 (Eng.).

(23)  See Attachment 1 at P. P. 14-15.

(24) Merger Policy Statement at 68,597. Dr. Kahwaty's affidavit explains that this conclusion of the Commission is fully consistent with the procedures used in the Horizontal Merger Guidelines, jointly issued by the Department of Justice and Federal Trade Commission. See Attachment 1 at P. 11.

(25) Notice of Proposed Rulemaking, Revised Filing Requirements Under Part 33 of the Commission's Regulations, Docket No. RM98-4-000, 63 Fed. Reg. 20,340 (April 24, 1998), III FERC Stats. and Regs., Regulations Preambles
      P. 32,528 ("NOPR").

(26)  Id. at 20,348-49.

affirmatively demonstrates that there is no competitive overlap.(27) This is the paradigm of a case in which no competitive screen analysis or further information under Appendix A to the Commission's merger guidelines is required. The Merger thus satisfies the first test of the Commission's Merger Policy Statement.


         B. The Merger Will Have No Adverse Effect on Rates.


      The Merger Policy Statement makes clear that the Commission's concern regarding the effect on rates is with wholesale and transmission ratepayer protection.(28) There will be no change in the NEES Companies that would have an adverse effect on wholesale or transmission rates. There will be no adverse effect on wholesale rates because, with the divestiture of almost all of its generation assets (and plans to sell the remainder), NEP makes only extremely limited wholesale sales, and the arrangements that are currently in place will continue to govern such sales.(29) With respect to transmission rates, the NEES Companies will retain ownership of their transmission systems, with access provided through currently effective open-access transmission tariffs. In this

--------
(27) Attachment 1 at P. 15. The affidavit also demonstrates that there are no vertical or potential competition issues involved in the Merger. See Attachment 1 at P. P. 12 and 13.

(28)  Merger Policy Statement at 68,599.

(29) NEP retains its existing wholesale requirements tariff and associated service agreements with its former large wholesale customers, but only to provide a mechanism to allow the recovery of certain costs that it is permitted to recover from those customers as a consequence of various restructuring settlements. See, e.g., Restructuring Settlement Agreement, Massachusetts Dept. of Pub. Utilities, Docket Nos. 96-100 and 96-25, copy available at www.nees.com/new/settlmnt.htm.

situation, there is no need for the imposition of any incremental layer of protection for ratepayers.(30)

      There will be an acquisition premium and transaction costs associated with the Merger, but there will be no request in this Application to recover these items through rates.(31) The acquisition premium and transaction costs may be pushed down to the operating companies.(32) Under state law governing the operating companies, recovery of the acquisition premium and transaction costs may be gained upon a showing of countervailing savings or other benefits.(33) Similar principles govern recovery for the operating companies subject to the Commission's jurisdiction.(34) Neither the acquisition premium nor transaction costs will be put into rates at

--------
(30) See, e.g., New York State Electric & Gas Corp., et al., 86 FERC P. 61,020, slip op. at 9 (1999) (no additional protection needed for transmission customers where no change in ownership of transmission facilities). MidAmerican Energy Co. and MidAmerican Energy Holdings Co., 85 FERC P. 61,354 (1998) (no additional protection needed for transmission customers if held harmless from costs).

(31) See Testimony of M.E. Jesanis, at 17. Because the merger will not involve the combination of utilities with similar organizations and functions, there will be limited transition costs. See Enron Corp. and Portland General Corp., 78 FERC P. 61,179, 61,739 (1997).

(32)  See Section VI, below.

(33) See, e.g., Northern Indiana Public Service Co. - Bay State Gas Co. Acquisition, Docket D.T.E. 98-31 (Mass. D.T.E. 1998); Eastern Enterprises
      - Essex Gas Co. Acquisition, Docket D.T.E. 98-27 (Mass. D.T.E. 1998); Mergers and Acquisitions, Docket D.T.E. 93-167-A (Mass. D.P.U. 1994); Valley Gas Co., Docket No. 2276, pp. 18-20 (Rhode Island PUC, Oct. 18,
      1995).

(34) See, e.g., Arkla Energy Resources, 61 FERC P. 61,004 (1992); Minnesota Power & Light Co. and Northern States Power Co., 43 FERC P. 61,104, 61,342
      (1988); United Gas Pipe Line Co., 25 FPC 26 (1961), reversed and remanded on other grounds sub nom., Willmut Gas and Oil Co. v. FPC, 299 F.2d 111 (D.C. Cir. 1962). Applicants recognize that Commission policy would ordinarily not allow recovery in wholesale or
                                                                  (continued...)

either the state or federal level without separate approval by the appropriate regulatory agency finding that the offsetting benefits test has been satisfied. Consequently, there can be no adverse effect on rates.

      The fact that no additional ratepayer protection is needed is confirmed by looking at the only structural change effectuated by the Merger -- imposing a new holding company layer over NEES. In similar cases, the Commission has found that no ratepayer protection is needed other than requiring the utility to hold ratepayers harmless from the costs associated with the transaction.(35) As explained above, the Applicants have, consistent with this policy, agreed that no acquisition premium or transaction costs will be included in rates without specific regulatory approval, which will be granted only if there are offsetting savings. Ratepayers will be held harmless. The second test is satisfied.

      C. The Merger Will Have No Adverse Effect on Regulation.

      In the Merger Policy Statement, the Commission stated that its analysis would address two aspects to determine whether a merger would impair effective regulation. The first is whether the merger would transfer authority from the Commission to the SEC. If no such transfer would occur, or if the applicants were to commit to abide by the Commission's policies with respect to intra-system transactions within the holding company structure, the test would be

--------
(34)(continued...)

      transmission rates of an acquisition premium for this kind of transaction. Accordingly, Applicants will not request recovery of the acquisition premium or transaction costs in rates subject to the Commission's jurisdiction absent a change in policy from the Commission

(35)  See. e.g., Central Maine Power Co., 84 FERC (P.) 51,030, 61,134 (1998).
      See also Atlantic City Electric Co., 80 FERC (P.) 61,126 (1997).

satisfied. Otherwise, a hearing on the effect of the proposed transaction on effective regulation by the Commission would be required. The second part of the test is whether the affected states would have authority to act on the merger or request Commission review.(36) If the states have authority to act on the merger or do not otherwise request Commission review, the Commission will find that there would be no adverse effect on state regulation, and will not set the issue for hearing. The Merger of NEES and National Grid satisfies both aspects of this test and hence would not impair effective regulation at the federal or state level.

            1. Federal Regulation

      NEES is currently a registered holding company under PUHCA and consequently there will be only a very limited impact on the federal regulatory structure as a result of the Merger. Although the Merger places a new holding company layer over NEES, the relationship of NEES to its subsidiaries remains unchanged. Accordingly, the current federal regulatory controls over NEES and its subsidiaries are unaffected.(37)

      National Grid, which will become a registered holding company under PUHCA will be subject to SEC regulation. To avoid any change in the pre-existing scope of federal regulation, Applicants hereby make the following commitment: with respect to any transaction involving the

--------

(36) Merger Policy Statement at 68,603-04; see American Electric Power Co. and Central and Southwest Corp., 85 FERC (P.) 61,201, 61,819 (1998).

(37) One additional positive feature of the Merger with respect to federal regulation should be noted. National Grid has had practical experience in operating under performance-based regulation, both in terms of an index standard applicable to transmission rates, and a sliding-scale "profit sharing" formula with respect to the costs of managing the transmission system, and ensuring system security and quality of supply on a daily basis. This experience should be useful as the Commission examines changes in regulation to deal with the newly developing competitive market.

sale of non-power goods and services between any of the NEES Companies and National Grid or any of its subsidiaries or affiliated companies, the NEES Companies agree to be subject to the Commission's policy on intra-corporate transactions. Because his commitment assures that the Commission will have the appropriate oversight over such sales of non-power goods and services involving the new layer of affiliate transactions resulting from the Merger, there will be no adverse effect on federal regulation from the Merger.(38)

            2. State Regulation

      With respect to state regulation, there will not be any change as a result of the Merger. The Merger does not change the corporate existence, financing, operations or service of the NEES Companies, but only imposes the new holding company layer on top of the existing holding company. Each of the NEES operating companies regulated by a state before the Merger will continue to be subject to plenary state regulatory jurisdiction after the Merger.

      In addition to the fact that the Merger will not affect state regulatory control, it is contemplated that filings will be made with those state commissions that require or request them. These filings will provide full information regarding the transaction and provide the affected states with an opportunity to evaluate any impact on state regulation associated with the transaction. State concerns, if any, will be addressed directly in the state or as part of the proceedings before

--------
(38) In addition, National Grid will make available upon request of the Commission all publicly available financial information and related books and records (including shareholder information, interim and annual reports, and annual results). To the extent that National Grid files additional financial information with the Office of Electricity Regulation in the United Kingdom, it will also make that information available to the extent such information is subject to release to the public under the applicable rules and regulations of the Office of Electricity Regulation. Moreover, National Grid will make available upon request information necessary to support the pricing for the sales of goods and services between the National Grid system of companies and the NEES Companies.

the SEC or this Commission. Accordingly, there will be no adverse effect on state regulation as a result of the Merger.

VI. ACCOUNTING TREATMENT

      In accordance with the Merger Policy Statement,(39) proper accounting principles will be applied to the Merger. The proposed merger transaction will be accounted for using the purchase method of accounting because the necessary conditions to apply pooling of interest accounting are not met by the structure of this business combination.(40) The purchase method has been approved by the Commission when the pooling of interests method is not appropriate.(41) The acquisition premium recorded under the purchase method of accounting may be pushed down to the NEES operating companies. Recording the acquisition premium on the acquired companies' books is consistent with SEC guidance,(42) and the Commission has approved it previously.(43)

      The NEES Companies expect to achieve savings and efficiencies for their customers as a result of this Merger, and anticipated mergers with other electric systems, including the recently

--------
(39)  Merger Policy Statement at 68,604.

(40) The method cannot be used if a substantial amount of assets have been disposed of within a five-year period prior to the announcement of the transaction. NEES disposed of its non-nuclear generation assets last year, and hence the criteria required for use of the "pooling of interests" method is not met.

(41) MidAmerican Energy Co., 85 FERC at 62,370; PG&E Corp. and Valero Energy Corp., 80 FERC (P.) 61,041 (1997); Enron Corp., 78 FERC at 61,739-40;
      Entergy Services, Inc. and Gulf States Utils. Co., 65 FERC (P.) 61,332, 62,532-40 (1993).

(42)  See APB Opinion No. 16.

(43) See El Paso Electric Co. and Central and South West Services, Inc., 68 FERC (P.) 61,181, 61,918-19 (1994); Entergy Services, 65 FERC at 62,537.

announced merger agreement between NEES and EUA. As discussed above in Section V.B., to the extent the acquisition premium and transaction costs are pushed down, the retail operating companies plan to seek permission from state authorities to recover the acquisition premium and transaction costs in rates when it can be demonstrated that such savings and efficiencies have been achieved. The operating companies subject to the Commission's jurisdiction will seek rate recovery only if Commission policy changes to permit such recovery.

      Finally, consistent with Commission policy, Applicants will submit their proposed accounting entries to the Commission for approval within six months after the Merger is consummated.(44) This submission will provide all accounting entries necessary to reflect the Merger, along with appropriate narrative explanations describing the bases for the entries.

VII. INFORMATION REQUIRED OF APPLICANTS BY SECTION 33.2 OF THE COMMISSION'S REGULATIONS

      A. The exact name and address of the principal business office.

            The address of the principal business office to be used for the NEES companies is:

            New England Power Company
            25 Research Drive
            Westborough, MA 01582

--------
(44) MidAmerican Energy Co., 85 FERC at 62,370; 18 C.F.R. Pt. 101, Electric Plant Instruction No. 5 and Account 102, P. B (1998).

      The address of NGG's principal business office is:

      NGG Holdings LLC
      c/o  The National Grid Group plc
      National Grid House
      Kirby Corner Road
      Coventry CV4 8JY
      United Kingdom

      B. Name and address of the person authorized to receive notices and communications in respect to application.

              For the NEES Companies:
              Edward Berlin, Esq.                     Thomas G. Robinson, Esq.
              Kenneth G. Jaffe, Esq.                  New England Power Company
              Scott P. Klurfeld, Esq.                 25 Research Drive
              Swidler Berlin Shereff Friedman, LLP    Westborough, MA 01582
              3000 K Street, N.W., Suite 300          Telephone:  508-389-2877
              Washington, DC 20007-5116               Facsimile:   508-389-2463
              Telephone:  202-424-7500
              Facsimile:   202-424-7643
              eberlin@swidlaw.com
              kgjaffe@swidlaw.com
              spklurfeld@swidlaw.com

                 For NGG:

                 Jonathan M.G. Carlton               Paul J. Connolly, Jr., Esq.
                 National Grid [USA] Inc.            LeBoeuf, Lamb, Greene
                 2 Oliver Street                        & MacRae, LLP
                 Boston, MA 02109                    260 Franklin Street
                 Telephone:  617-946-2104            Boston, MA 02110
                 Facsimile:   617-946-2111           Telephone:  617-439-9500
                                                     Facsimile:   617-439-0341

                                                     Samuel Behrends IV, Esq.
                                                     Mary A. Murphy, Esq.
                                                     LeBoeuf, Lamb, Greene
                                                         & MacRae, LLP
                                                     Suite 1200
                                                     1875 Connecticut Ave., N.W.
                                                     Washington, D.C.  20009
                                                     Telephone:  202-986-8000
                                                     Facsimile:   202-986-8147

      C. Designation of the territories served by counties and states.

      NEP provides transmission service through facilities located in Massachusetts, Rhode Island, New Hampshire and Vermont. It also continues to provide very limited wholesale electric service to a few customers.

      Narragansett provides retail electric service in 27 municipalities in Bristol, Kent, Newport, Providence and Washington Counties in Rhode Island.

      Massachusetts Electric provides retail electric service in 149 municipalities in Berkshire, Bristol, Essex, Franklin, Hampden, Hampshire, Middlesex, Norfolk, Suffolk and Worcester Counties in Massachusetts.

      Granite State provides retail electric service in 23 municipalities in Cheshire, Grafton, Hillsborough, Rockingham and Sullivan Counties in New Hampshire.

      Nantucket Electric provides retail electric service in the County of Nantucket in Massachusetts.

      New England Electric Transmission Corporation, New England Hydro-Transmission Corporation, and New England Hydro-Transmission Electric Company, Inc. provide high-voltage transmission service in New Hampshire or Massachusetts.

      AllEnergy sells electric power and other energy products as a marketer throughout the Northeast and elsewhere in the United States.

      None of the other affiliates of the Applicants provides electric sales or transmission service at retail or wholesale in the United States.

      D. A general statement briefly describing the facilities owned or operated for transmission of electric energy in interstate commerce or the sale of electric energy at wholesale in interstate commerce.

      NEP is engaged in the wholesale sale and transmission of electric energy in interstate commerce. NEP owns 2,283 miles of transmission lines that are used to transmit power in New England. As described above in Section III, NEP owns minority, non-operating interests in certain nuclear generating facilities and a very small minority interest in one oil-fired plant.

      Narragansett owns 337 miles and Massachusetts Electric owns 81 miles of transmission facilities that are controlled by NEP under integrated facilities agreements.

      Three other NEES subsidiaries own and operate a total of approximately 139 miles of transmission facilities that comprise part of the transmission intertie between New England and Hydro Quebec: New England Electric Transmission Corporation, New England Hydro-Transmission Corporation and New England Hydro-Transmission Electric Company, Inc.

         NEES, as stated above, is a registered holding company and, as such, is subject to regulation by the SEC. NEES does not directly own any facilities subject to the Commission's jurisdiction.

      No other Applicant or affiliated company owns jurisdictional facilities.

      E. Whether the application is for disposition of facilities by sale, lease, or otherwise, a merger or consolidation of facilities, or for purchase or acquisition of securities of a public utility, also a description of the consideration, if any, and the method of arriving at the amount thereof.

      The Merger involves the acquisition by National Grid of NEES as described in Section IV of the Application, above. A copy of the Merger Agreement is included as Exhibit H to this Application.

      F. A statement of facilities to be disposed of, consolidated, or merged, giving a description of their present use and of their proposed use after disposition, consolidation, or merger. State whether the proposed disposition of facilities or plan for consolidation or merger includes all the operating facilities of the parties to the transaction.

      The Merger includes all of the operating facilities of Applicants, including all franchises, permits and operating rights owned by them and their subsidiaries. Following the Merger, all jurisdictional facilities will be operated in substantially the same manner as they are currently operated.

      G. A statement (in the form prescribed by the Commission's Uniform System of Accounts for Public Utilities and Licensees) of the cost of the facilities involved in the sale, lease, or other disposition or merger or consolidation. If original cost is not known, an estimate of original cost based, insofar as possible, upon records or data of the applicant or its predecessors must be furnished, together with a full explanation of the manner in which such estimate has been made, and a description and statement of the present custody of all existing pertinent data and records.

      See Exhibit C to this Application.

      H. A statement as to the effect of the proposed transaction upon any contract for the purchase, sale, or interchange of electric energy.

      The Merger will not have any known effect on the rights, interests or obligations of the parties to contracts for the purchase, sale, transmission or interchange of electric energy involving NEES, the NEES Companies or National Grid.

      I. A statement as to whether or not any application with respect to the transaction or any part thereof is required to be filed with any other Federal or State regulatory body.

      The following are the other regulatory approvals or filings that are contemplated being made and copies are included with this Application as Exhibit G or will be provided upon filing:

      1. NEES and National Grid will file an application with the SEC for approval of the Merger pursuant to PUHCA.

      2. NEP, as holder of minority interests in several nuclear facilities as described above, will file an application with the Nuclear Regulatory Commission for approval because the Merger may constitute an indirect transfer of control under the Atomic Energy Act of 1954.

      3. NEES and National Grid will submit to the Federal Trade Commission and the Department of Justice the information required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976. In addition, NEES and National Grid will make a filing as required by the Exxon-Florio Amendment.(45)

      4. Informational filings have been or will be made as requested or required with the state commissions in which the NEES Companies make retail deliveries. To the

--------
(45)  50 U.S.C. App. ss. 2170
            extent not provided with this Application, these filings will be provided under separate cover.

      5. NEP will file requests for approval of the Merger with the Connecticut Department of Public Utility Control and the Vermont Public Service Board.

      J. The facts relied upon by applicants to show that the proposed disposition, merger, or consolidation of facilities or acquisition of securities will be consistent with the public interest.

            See Section V of this Application, above.

      K. A brief statement of franchises held, showing date of expiration if not perpetual.

      Only the retail distribution affiliates of NEES have franchises. The franchises of those companies that are Applicants are listed below.

      Massachusetts Electric Company has non-exclusive franchise rights to serve in the following cities and towns located in the Commonwealth of Massachusetts:
Adams, Alford, Amesbury, Andover, Athol, Attleboro, Auburn, Ayer, Barre, Belchertown, Bellingham, Berlin, Beverly, Billerica, Blackstone, Bolton, Boxford, Brimfield, Brookfield, Charlemont, Charlton, Chelmsford, Cheshire, Clarksburg, Clinton, Douglas, Dracut, Dudley, Dunstable, East Brookfield, East Longmeadow, Egremont, Erving, Essex, Everett, Florida, Foxborough, Franklin, Gardner, Gloucester, Goshen, Grafton, Granby, Great Barrington, Groton, Hamilton, Hampden, Hancock, Hardwick, Harvard, Haverhill, Hawley, Heath, Hingham, Holbrook, Holland, Hopedale, Hubbardston, Lancaster, Lawrence, Leicester, Lenox, Leominster, Lowell, Lynn, Malden, Manchester, Marlborough, Medford, Melrose, Mendon, Methuen, Milford, Millbury, Millville, Monroe, Monson, Montery, Mt. Washington, Nahant, Nantucket, New Braintree, Newbury,

Newburyport, New Marlborough, New Salem, North Adams, Northampton, North Andover, Northborough, Northbridge, North Brookfield, Norton, Oakham, Orange, Oxford, Palmer, Paxton, Pepperell, Petersham, Phillipston, Plainville, Quincy, Randolph, Rehoboth, Revere, Rockport, Rowe, Royalston, Rutland, Salem, Salisbury, Saugus, Seekonk, Sheffield, Shirley, Shutesbury, Southborough, Southbridge, Spencer, Stockbridge, Sturbridge, Sutton, Swampscott, Tewksbury, Topsfield, Tyngsborough, Upton, Uxbridge, Wales, Ware, Warren, Warwick, Webster, Wendell, Wenham, Westborough, West Brookfield, Westford, Westminster, West Newbury, West Stockbridge, Weymouth, Wilbraham, Williamsburg, Williamstown, Winchendon, Winthrop, Worcester and Wrentham.

      Narragansett has retail exclusive electric distribution franchises in the State of Rhode Island, including the cities and towns of Barrington, Bristol, Charlestown, Coventry, Cranston, East Greenwich, East Providence, Exeter, Foster, Glocester, Hopkinton, Johnston, Little Compton, Narragansett, North Kingstown, North Providence, Providence, Richmond, Scituate, Smithfield, South Kingstown, Tiverton, Warren, Warwick, Westerly, West Greenwich and West Warwick.

      L. A form of notice suitable for publication in the Federal Register, which will briefly summarize the facts contained in the application in such way as to acquaint the public with its scope and purpose.

      A form of notice suitable for publication in the Federal Register is attached to this Application, both in hard copy form and on diskette.

VIII. EXHIBITS REQUIRED PURSUANT TO SECTION 33.3 OF THE COMMISSION'S REGULATIONS

      Pursuant to Section 33.3 of the Commission's regulations, the following Exhibits are submitted, which are attached to and included with this
Application:

         Exhibit A.        Copies of All Resolutions of Directors.
         Exhibit B.        Statement of Intercorporate Relationships.
         Exhibit C.        Statements A and B, FERC Form No. 1.
         Exhibit D.        Statement of All Known Contingent Liabilities.
         Exhibit E.        Statement C, FERC Form No. 1.
         Exhibit F.        Analysis of Retained Earnings.
         Exhibit G.        Copies of All Applications Filed with Other Federal
                           and State Regulatory Bodies and Certified Copies of
                           Each Order Relating Thereto, Where Applicable.
         Exhibit H.        Copies of All Contracts with Respect to the Merger.
         Exhibit I.        Map.

IX. PROCEDURAL MATTERS

      The facts and analysis provided in this Application demonstrate that the Merger will not have an adverse effect on competition, rates or regulation. The transaction easily satisfies all requirements of Section 203 of the FPA and thus is in the public interest. Consequently, Applicants, NEES and National Grid respectfully request that the Commission approve the Merger by May 31, 1999, on the basis of the facts and analysis set forth in this Application and without hearing.

X. CONCLUSION

      For the foregoing reasons, Applicants, NEES and National Grid respectfully request that the Commission: (1) approve the Merger under Section 203 of the FPA, (2) grant any other authorizations, approvals or waivers necessary or appropriate to allow this Application to be accepted for filing and granted; and
(3) issue such approvals, authorizations and waivers expeditiously, without condition, modification or trial-type hearing.

Respectfully submitted,

Edward Berlin, Esq.                      Paul K. Connolly, Jr., Esq.
Kenneth G. Jaffe, Esq.                   LeBoeuf, Lamb, Greene & MacRae, LLP
Scott P. Klurfeld, Esq.                  260 Franklin Street
Swidler Berlin Shereff Friedman, LLP     Boston, MA 02110
3000 K Street, N.W., Suite 300           (617) 439-9500

Washington, D.C.  20007-5116
(202) 424-7500

Thomas G. Robinson, Esq.                 Samuel Behrends IV, Esq.
New England Power Company                Mary A. Murphy, Esq.
25 Research Drive                        LeBoeuf, Lamb, Greene & MacRae, LLP
Westborough, MA 01582                    1875 Connecticut Ave., N.W., Suite 1200
(508) 389-2877                           Washington, D.C.  20009

                                         (202) 986-8000

Attorneys for New England Power
  Company and Affiliated Applicants      Attorneys for NGG Holdings LLC


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

                                [FORM OF NOTICE]

                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

NEW ENGLAND POWER COMPANY                           )
MASSACHUSETTS ELECTRIC COMPANY                      )
THE NARRAGANSETT ELECTRIC COMPANY                   )
NEW ENGLAND ELECTRIC TRANSMISSION                   )
     CORPORATION                                    )   Docket No. EC99-_____
NEW ENGLAND HYDRO-TRANSMISSION                      )
     CORPORATION                                    )
NEW ENGLAND HYDRO-TRANSMISSION                      )
     ELECTRIC COMPANY, INC.                         )
ALLENERGY MARKETING COMPANY, L.L.C.                 )
NGG HOLDINGS  LLC                                   )

                                NOTICE OF FILING

      Take notice that on March 10, 1999, New England Power Company ("NEP"), its affiliates holding jurisdictional assets (Massachusetts Electric Company, The Narragansett Electric Company, New England Electric Transmission Corporation, New England Hydro-Transmission Corporation, New England Hydro-Transmission Electric Company, Inc., and AllEnergy Marketing Company, L.L.C.) (collectively, the "NEES Companies") and NGG Holdings LLC ("NGG"), submitted for filing an application under Section 203 of the Federal Power Act (16 U.S.C. ss. 824b) and
Part 33 of the Commission's Regulations (18 C.F.R. ss. 33.1 et seq. (1998)) seeking the Commission's approval and related authorizations to effectuate the merger of New England Electric System ("NEES") the parent company of the NEES Companies, with NGG, a wholly-owned subsidiary of The National Grid Group plc ("National Grid"). NEES will be the surviving entity in the Merger and, through the Merger, it and the NEES Companies will become subsidiaries of National Grid, which, among other things, is the owner and operator of the electric transmission network in England and Wales.

      The Application states that it includes all the information and exhibits required by Part 33 of the Commission's regulations and the Commission's Merger Policy Statement, and that the Merger Application easily satisfies the criteria set forth in the Commission's Merger Policy Statement. The Application requests that the Commission grant approval without condition, modification or an evidentiary, trial-type hearing. The Application states that the parties are seeking to close the Merger expeditiously and thus the Applicants have requested Commission approval by May 31, 1999.

      The Applicants have served copies of the filing on the state commissions of Connecticut, Massachusetts, New Hampshire, Rhode Island and Vermont.

      Any person desiring to be heard or to protest said application should file a motion to intervene or protest with the Federal Energy Regulatory Commission, 888 First Street, N.E., Washington, D.C. 20426 in accordance with Rules 211 and 214 of the Commission's Rules of Practice and Procedure (18 C.F.R. 385.211 and 18 C.F.R. 385.214). All such motions or protests should be filed on or before ________. Protests will be considered by the Commission in determining the appropriate action to be taken, but will not serve to make the protestants parties to the proceeding. Any person wishing to become a party must file a motion to intervene. Copies of this filing are on file with the Commission and are available for public inspection.


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